T. ROWE PRICE FUNDS

RULE 22c-2 SHAREHOLDER INFORMATION AGREEMENT

This Agreement is made as of April 16, 2007, or such other compliance date mandated by Rule 22c-2 of the Investment Company Act of 1940 (“Rule 22c-2”), which ever shall last occur, by and between T. Rowe Price Services, Inc. (“Services”), T. Rowe Price Investment Services, Inc., (“Investment Services”) (collectively “T. Rowe Price”) and American Equity Investment Life Insurance Company (the “Intermediary”).

WHEREAS, T. Rowe Price Equity Series, Inc. and T. Rowe Price International Series, Inc. (collectively, the “T. Rowe Price Funds”) each engage in the business as an open-end management investment company and act as the investment vehicle for separate accounts established for variable life insurance and variable annuity contracts (“Variable Contracts”) offered by insurance companies that have entered into participation agreements with the T. Rowe Price Fund; and

WHEREAS, beneficial interest in the T. Rowe Price Fund is represented by one or more series of shares, each designated a “Portfolio” and representing the particular managed portfolio of securities and other assets; and

WHEREAS, each T. Rowe Price Fund is registered as an open-end management investment company under the Investment Company Act of 1940, as amended, (hereinafter, the “1940 Act”) and shares of the Portfolios are registered under the Securities Act of 1933, as amended; and

WHEREAS, the Intermediary, on behalf of its separate accounts, has entered into a participation agreement with the T. Rowe Price Funds (“Fund Participation Agreement”), and under such Fund Participation Agreement acts as designee (agent) of the T. Rowe Price Funds for the receipt of purchase and redemption orders from owners of its individual and group Variable Contracts (owners of individual Variable Contracts and participants under group Variable Contracts issued by the Intermediary are together hereinafter referred to as “Variable Contract Owners”) with respect to investment in the T. Rowe Price Funds and aggregates such purchase and redemption orders for the purpose of forwarding net purchase and net redemption orders to the T. Rowe Price Funds for execution; and

WHEREAS, Services is registered as a transfer agent with the Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934, as amended (hereinafter, the “1934 Act”); and

WHEREAS, Investment Services is registered as a broker-dealer with the SEC under the 1934 Act, and is a member of the National Association of Securities Dealers, Inc. (hereinafter, the “NASD”); and

WHEREAS, Investment Services is the distributor and principal underwriter for T. Rowe Price Funds.

NOW THEREFORE, in consideration of the foregoing and the mutual promises set forth below, the parties agree as follows:

1. Definitions

A. The term “Fund” includes Services, Investment Services, and/or the T. Rowe Price Funds. The term not does include any “excepted funds” as defined in SEC Rule 22c-2(b) under the 1940 Act. “Fund’s designee” includes a third party the Fund has contracted with to perform some or all of the services herein.

B. The term “good cause” means an instance where (i) a Fund has experienced unusual levels or patterns of purchase or redemption activity and reasonably believes such activity is an indication that trading activity in an account is inconsistent with Fund policies, thereby requiring additional Shareholder information to investigate compliance with Fund policies; or (ii) the Fund reasonably believes that additional Shareholder information is necessary for the purpose of a periodic compliance review or audit.

C. The term “Shares” means the interests of Variable Contract Owners corresponding to the redeemable securities of record issued by the T. Rowe Price Funds under the 1940 Act that are held by the Intermediary.

D. The term “Shareholder” means the Variable Contract Owner.

E. The term “written” includes electronic writing and facsimile transmissions.

2. Agreement to Provide Information. The Intermediary agrees to provide the Fund, or Fund’s designee, upon written request, the taxpayer identification number (“TIN”), the Individual/International Taxpayer Identification Number (“ITIN”), or other government-issued identifier (“GII”, if known, of any or all Shareholder(s) and the amount and date of any purchase or redemption transaction under a Variable Contract during the period covered by the request. Unless otherwise specifically requested by the Fund, Intermediary shall not be required to provide information relating to transactions resulting from a(n): (i) automatic contractual or systematic program or enrollment, such as transfer of assets within a Variable Contract to a Fund as a result of “dollar cost averaging” programs, insurance company approved asset allocation programs, or automatic rebalancing programs; (ii) Variable Contract death benefit; (iii) step-up in Variable Contract value pursuant to a Variable Contract death benefit; (iv) allocation of assets to a Fund through a Variable Contract as a result of payments such as loan repayments, scheduled contributions, retirement plan salary or employer matching contributions or planned premium payments to the Variable Contract; (v) pre-arranged transfers at the conclusion of a required free-look period; (vi) automatic contractual or systematic program or enrollment, such as transfer of assets within a Variable Contract out of a Fund as a result of annuity payouts, systematic withdrawal programs, insurance company approved asset allocation programs and automatic rebalancing programs; (vii) any deduction of charges or fees under a Variable Contract; (viii) within a Variable Contract out of a Fund as a result of scheduled withdrawals or surrenders from a Variable Contract; or (ix) as a result of loans.

Nothing herein, nor any action by the Intermediary, shall be construed as, or infer that the Intermediary has, undertaken any duty or obligation, whether express or implied, at law or in equity, to detect trading activities inconsistent with or in violation of the Fund’s policies and/or procedures on limiting the dilution of the value of the outstanding securities issued by the Fund.

A. Period Covered by Request. Requests must set forth a specific period for which transaction information is sought, which will not exceed ninety (90) calendar days of transaction information. The Fund will not request transaction information older than ninety (90) calendar days from the date of the request unless the Fund deems it necessary to investigate compliance with policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding shares issued by the Fund.

B. Timing of Requests. Fund requests for Shareholder information shall be made no more frequently than quarterly, unless good cause justification is demonstrated by the Fund that a more frequent request is necessary to enforce its restrictions on market timing and similar abusive transactions. If good cause is not demonstrated by the Fund, it shall pay the expenses incurred by the Intermediary in complying with the request.

C. Form and Timing of Response. The Intermediary agrees to promptly transmit via CD-ROM the requested information that is on its books and records to the Fund or Fund’s designee, but in any event not later than ten (10) business days or such other time as agreed to by the Fund, after receipt of a request. If the requested information is not on the Intermediary’s books and records, the Intermediary agrees to use reasonable efforts to determine promptly whether any specific person about whom it has received the identification and transaction information specified in Section 2 is itself a financial intermediary (“indirect intermediary”) and, upon further request of the Fund or Fund’s designee, promptly either: (i) provide or arrange to provide to the Fund the required information from shareholders who hold an account with an indirect intermediary, or (ii) if directed by the Fund, block further purchases of fund shares from each indirect intermediary accountholder. In such instances, the Intermediary agrees to inform the Fund whether it plans to perform (i) or (ii). Responses required by this paragraph must be communicated in a format mutually agreed upon by the parties. To the extent practicable, the format for any transaction information provided to the Fund should be consistent with the NSCC Standardized Data Reporting Format. For purposes of this provision, an “indirect intermediary” has the same meaning as in Rule 22c-2.

D. Limitations on Use of Information. The Funds shall safeguard all Confidential Information and promptly notify the Intermediary of any voluntary or involuntary dissemination thereof or potential access by any unauthorized third party. The Fund may use information provided pursuant to this Agreement only for the purposes set forth in this Agreement, except in cases where the written consent of the Intermediary has been provided in advance of such use which consent must be requested in writing or to fulfill other regulatory requirements or inquiries. Neither T. Rowe Price, the T. Rowe Price Funds nor any of their affiliates or subsidiaries may use any information provided pursuant to this Agreement for marketing or solicitation purposes. For the purposes hereof, the term “Confidential Information” includes, but is not limited to: (i) “Nonpublic Personal Information” as defined in Title V of Gramm-Leach-Bililey Act of 1999 or any successor federal or state statute, and the rules and regulations thereunder, all as may be amended or supplemented from time to time, (ii) “Protected Health Information” as such term is defined in the Health Insurance Portability and Accountability Act of 1996, or any successor federal or state statute, and the rules and regulations thereunder, all as may be amended or supplemented from time to time; and (iii) “shareholder information” as identified in paragraph (a)(2)(i) of Rule 22c-2, as amended or supplemented from time to time.

E. Indemnification. The Fund agrees to indemnify and hold harmless the Intermediary from any and all liability, claim, loss, demand, damages, costs and expenses (including reasonable attorney’s fees) arising in connection with third party claim or action brought against the Intermediary as a result of any unauthorized disclosure by the Fund of a Shareholder’s taxpayer identification number provided to the Fund in response to a request for information pursuant to the terms of this Agreement.

3. Agreement to Restrict Trading. The Intermediary agrees to execute written instructions from the Fund to restrict or prohibit further purchases or exchanges of Shares by a Shareholder that has been identified by the Fund as having engaged in transactions of the Fund’s Shares (directly or indirectly through the Intermediary’s account) that violate policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding Shares issued by the Fund. Unless otherwise directed by the Fund, any such restrictions or prohibitions shall only apply to transactions initiated or directed by the Shareholder and shall not apply to transactions resulting from a(n): (i) automatic contractual or systematic program or enrollment, such as transfer of assets within a Variable Contract to a Fund as a result of “dollar cost averaging” programs, insurance company approved asset allocation programs, or automatic rebalancing programs; (ii) Variable Contract death benefit; (iii) step-up in Variable Contract value pursuant to a Variable Contract death benefit; (iv) allocation of assets to a Fund through a Variable Contract as a result of payments such as loan repayments, scheduled contributions, retirement plan salary or employer matching contributions or planned premium payments to the Variable Contract; (v) pre-arranged transfers at the conclusion of a required free-look period; (vi) automatic contractual or systematic program or enrollment, such as transfer of assets within a Variable Contract out of a Fund as a result of annuity payouts, systematic withdrawal programs, insurance company approved asset allocation programs and automatic rebalancing programs; (vii) any deduction of charges or fees under a Variable Contract; (viii) within a Variable Contract out of a Fund as a result of scheduled withdrawals or surrenders from a Variable Contract; or (ix) as a result of loans. Instructions must be received by the Intermediary at the following address, or such other address that the Intermediary may communicate to the Fund or its designee in writing from time to time:

A. Form of Instructions. Instructions must include the TIN, if known, and the specific restriction(s) to be executed, including how long the restriction(s) is(are) to remain in place. If the TIN is not known, the instructions must, include an equivalent identifying number of the Shareholder(s) or account(s) or other agreed upon information to which the instruction relates.

B. Timing of Response. The Intermediary agrees to execute instructions as soon as reasonably practicable, but not later than five (5) business days after receipt of the instructions by the Intermediary provided, such execution is not deemed by Intermediary, based on the advice of counsel, to violate any applicable law, regulation, decision, rights of the Intermediary under the Variable Contracts or any official interpretation of the same.

C. Confirmation by Intermediary. The Intermediary must provide written confirmation to the Fund that instructions have been executed as soon as reasonably practicable, but not later than ten (10) business days after the instructions have been executed.

D. Force Majeure. Either party is excused from performance and shall not be liable for any delay in performance or non-performance, in whole or in part, caused by the occurrence of any event or contingency beyond the control of the parties including, but not limited to, work stoppages, fires, civil disobedience, riots, rebellions, natural disasters, acts of God, acts of war or terrorism, actions or decrees of governmental bodies, and similar occurrences. The party who has been so affected shall promptly give written notice to the other party and shall use its best efforts to resume performance. Upon receipt of such notice, all obligations under this Agreement shall be immediately suspended for the duration of such Force Majeure Event.

E. Dispute Resolution. The parties hereby mutually agree to use their best efforts to seek an amicable solution to any controversy or dispute regarding the subject matter hereof. Any unresolved controversy, claim or dispute shall be submitted to binding arbitration in accordance with the Commercial Rules of the American Arbitration Association and judgment upon any such award may be entered in any court having jurisdiction thereof. Arbitration shall be conducted by a single arbitrator who shall have the authority to grant any and all appropriate relief, including, but not limited to, granting injunctive relief or demanding specific performance. The arbitrator may make an initial determination of the location of the arbitration or whether proceedings may ensue based entirely upon documentary evidence. Unless otherwise mutually agreed in writing by the parties, said determination by the arbitrator shall become final and binding 3 days after the arbitrator’s ruling. Arbitration costs and expenses shall be borne equally by the parties. Each party hereby agrees to waive and suspend enforcement of any and all rights pursuant to this and all related agreements during the pendency of such arbitration proceedings.

2. Construction of the Agreement; Fund Participation Agreements. The parties have entered into a Fund Participation Agreement between or among them for the purchase and redemption of shares of the Funds by the Intermediary’s separate accounts in connection with the Variable Contracts. This Agreement supplements the Fund Participation Agreement. To the extent the terms of this Agreement conflict with the terms of the Fund Participation Agreement, the terms of this Agreement shall control.

5. Amendments. This Agreement shall not be amended or modified, except with the prior written consent of each party to the Agreement approving such amendment or modification.

6. Termination. This Agreement will terminate upon the termination of the Fund Participation Agreement.

7. Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois, without giving effect to principles of conflicts of laws.

8. Successors. This Agreement shall be binding upon the parties hereto, but not upon their transferees, successors and assigns.

9. Assignment. No party to this Agreement may assign the Agreement, or any of the rights, obligations, or liabilities under the Agreement, without the written consent of all parties hereto.

10. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and together constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

T. ROWE PRICE INVESTMENT SERVICES, INC.		T. ROWE PRICE SERVICES, INC.

By:		By:
Name:	Laura Chasney	Name:	Laura Chasney
Title:	Vice President	Title:	Vice President
Date:	3/26/07	Date:	3/26/07

AMERICAN EQUITY INVESTMENT LIFE INSURANCE COMPANY

By:
Name:	Terry Reimer
Title:	EVP
Date:	4-13-07

Intermediary: Please provide the following information:

Intermediary Information

Address 1:

Address 2:

Address 3:

City:

State, Zip Code:

Phone:

Email:

If Company trades through NSCC, please also provide the NSCC Firm Number(s) covered by this Agreement:                     ;                     ;                     ;                     .